UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Election of Directors

On December 11, 2009, the Federal Home Loan Bank of Indianapolis (“Bank”) certified the results of the election of district-wide independent directors and Indiana member directors to the Board, each with four-year terms beginning January 1, 2010, and ending December 31, 2013.

Pursuant to the terms of the Federal Home Loan Bank Act and the Federal Housing Finance Agency (“FHFA”) regulations, the members of the Bank elect member directors by state to the Board from nominees who must be a director or officer of a member located in the particular state. The nominations are made by the member institutions, not by management of the Bank. Director elections are held by direct ballot and not by proxy or at a shareholder meeting. All of the elected nominees must certify that they are eligible to serve as a director in accordance with the regulations of the FHFA by completing an FHFA-prescribed eligibility certification form.

There were two Indiana member director seats open. Jeffrey Poxon was re-elected to one open seat with 1,032,052 shares voted in his favor. Mr. Poxon is Senior Vice President – Investments of The Lafayette Life Insurance Company, Lafayette, Indiana. For 2010, Mr. Poxon was elected by the Board to serve as Vice-Chairman for a 2-year term ending December 31, 2011 (subject to maintaining other director qualifications). He will also serve as Vice-Chairman of the Executive/Governance Committee, and will serve on the Audit and Finance committees of the Board, in addition to serving as one of the three Bank representatives on the Council of FHLBanks. Matthew Forrester was elected to the other open seat with 630,419 shares voted in his favor. Mr. Forrester is President – CEO of River Valley Financial Bank, Madison, Indiana. Mr. Forester’s committee assignments will be made by the Board in January. The other member director candidates not elected in Indiana were Dan Moore with 598,250 shares voted, Roger Cummings with 428,829 shares voted, and Robert Falk with 344,532 shares voted.

Thomas Sullivan’s director seat term in Michigan expires on December 31, 2009. However, there was no member director election held in Michigan for 2009 due to the decrease in the Bank’s Class B stock allocation between Michigan relative to Indiana as of December 31, 2008, so the number of Michigan member director seats was reduced from six to five.

By regulation, all individuals proposed to be nominated by the Board for independent directorships must, after consultation with the Bank’s Affordable Housing Advisory Council, be reviewed by the FHFA. This review was conducted by the FHFA before the slate selected by the Board was submitted to the members for voting. Any independent director or nominee for an independent directorship must have experience in, or knowledge of, one or more of the following areas: auditing and accounting; derivatives; financial management; organizational management; project development; risk management practices; and the law. A public interest director must have more than four years’ experience representing consumer or community interests in banking services, credit needs, housing, or consumer financial protections. However, no directors were designated by the Board as public interest directors during this election cycle.

There were two district-wide independent director seats open. James Logue III was elected to one open seat with 1,961,733 shares voted. Mr. Logue is Chief Operating Officer of Great Lakes Capital Fund, Lansing, Michigan. Michael Hannigan, Jr. was elected to the other open seat with 1,879,242 shares voted. Mr. Hannigan is President of The Hannigan Company, Carmel, Indiana. Both Mr. Logue and Mr. Hannigan are incumbents on the Bank’s Board of Directors. In 2010, Mr. Logue will serve on the Executive/Governance, and Affordable Housing committees and will serve as Chairman of the Budget/IT committee. Mr. Hannigan will serve on the Executive/Governance and Human Resources committees and will serve as Chairman of the Affordable Housing committee and Vice-Chairman of the Budget/IT committee.

The newly elected directors will be paid director fees in accordance with the Bank’s 2010 Director Compensation and Travel Expense Reimbursement Policy which generally provides for a Bank director (other than chair, vice chair, and committee chairs) that attends all currently scheduled meetings in 2010 to be paid a total of $45,000, plus reasonable travel expenses. Under this policy, the total annual director fee is paid as a combination of a quarterly retainer fee and per-day attendance fees.

For 2010, the Board re-elected Paul Clabuesch, Director Emeritus, Thumb National Bank & Trust, Pigeon, Michigan, as Chairman of the Board beginning January 1, 2010, and ending December 31, 2011, subject to maintaining other director qualifications.

Item 9.01.	Financial Statements and Exhibits

A copy of the letters to shareholders announcing the results of the member and independent director elections is attached as Exhibits 99.1 and 99.2 and incorporated by reference in this report. A copy of the Bank’s 2010 Director Compensation and Travel Expense Reimbursement Policy is attached as Exhibit 99.3 and incorporated by reference in this report. A copy of the Bank’s press release dated December 15, 2009 is attached as Exhibit 99.4 to this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2009

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/S/ K. LOWELL SHORT, JR.
K. Lowell Short, Jr.
Senior Vice President – Chief Accounting Officer

By:	/S/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President – Administration, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Letter to shareholders announcing district-wide election results, dated December 15, 2009

99.2	Letter to shareholders announcing Indiana member director election results, dated December 15, 2009

99.3	2010 Director Compensation and Travel Expense Reimbursement Policy

99.4	Press Release dated December 15, 2009